Exhibit 99.1

Adara Acquisition Corp. Announces Pricing

Of $100 Million Initial Public Offering

Charlotte, NC, Feb 8, 2021 (BUSINESSWIRE) – Adara Acquisition Corp. (the “Company”), a newly incorporated blank check company, today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units will be listed on the NYSE American stock exchange (“NYSE American”) and trade under the ticker symbol “ADRA.U” beginning February 9, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on the NYSE American under the symbols “ADRA” and “ADRA.WS,” respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the consumer products and related industries.

The Company’s sponsor, Adara Sponsor LLC, is led by cbdMD, Inc. (NYSE American: YCBD, YCBDpA) and Blystone & Donaldson, LLC. The Company is led by its Chairman, Thomas Finke (former Chairman and CEO of Barings LLC), its CEO and director, Martin A. Sumichrast (Co-CEO of cbdMD, Inc.), and its director, W. Tom Donaldson (founder of Blystone & Donaldson). In addition to Messrs. Finke, Sumichrast and Donaldson, the Company’s Board of Directors also include Frank Quintero, Dylan Glenn and Beatriz Acevedo-Greiff.

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 or by email at prospectus@think-equity.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on February 8, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

cbdMD, Inc.
John Weston
Director of Investor Relations
John.Weston@cbdMD.com
(704) 249-9515